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Exhibit 12.4

UNITED STATES CELLULAR CORPORATION
RATIO OF EARNINGS TO FIXED CHARGES
For the Three Months ended March 31, 2003

(Dollars In Thousands)
As Restated

EARNINGS:
Income (loss) before income taxes and minority interest	$(10,639)
Add (Deduct):
Earnings on Equity Method Investments	(12,378)
Distributions from Minority Subsidiaries	13,615
Minority interest in income of majority-owned subsidiaries that do not have fixed charges	(3,465)

(12,867)
Add fixed charges:
Consolidated interest expense	15,018
Deferred Debt Amortization Expense	436
Interest Portion (1/3) of Consolidated Rent Expense	5,847

$8,434
FIXED CHARGES:
Consolidated interest expense	$15,018
Deferred Debt Amortization Expense	436
Interest Portion (1/3) of Consolidated Rent Expense	5,847

$21,301
RATIO OF EARNINGS TO FIXED CHARGES	NA

        The dollar deficiency resulting in less than one-to-one coverage is $12,867 for the ratio of earnings to fixed charges.

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UNITED STATES CELLULAR CORPORATION RATIO OF EARNINGS TO FIXED CHARGES For the Three Months ended March 31, 2003 (Dollars In Thousands) As Restated